Exhibit 3.5

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER		SHARES
Solar Power, Inc.
AUTHORIZED COMMON STOCK: 100,000,000 SHARES PAR VALUE $.0001		CUSIP NO. 84390A 10 0

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of SOLAR POWER, INC. Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SOLAR POWER, INC.
________________________________	CORPORATE SEAL	__________________________________
SECRETARY		PRESIDENT